Exhibit (j)




                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 52 to the registration statement of Scudder Value Equity Trust on Form N-1A ("Registration Statement") of our report dated September 9, 2002, relating to the financial statements and financial highlights which appear in the July 31, 2002 Annual Report to Shareholders of Scudder Large Company Value Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Reports to Shareholders" in such Registration Statement.




/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 27, 2002